EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements on Forms S-8 of Bel Fuse Inc. of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to the Statement of Financial Accounting Standards Board No. 142), appearing in this Annual Report on Form 10-K of Bel Fuse Inc. for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

March 2, 2004

New York, New York